UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 3, 2004

P-Com, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25356	77-0289371
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3175 S. Winchester Boulevard, Campbell, California		95008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408.866.3666

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On November 3, 2004, the Registrant entered into a Note and Warrant Purchase Agreement (the "Purchase Agreement") with a purchaser ("Purchaser") whereby the Purchaser has agreed to purchase debentures from the Registrant in the aggregate principal amount of up to $5,000,000 (the "Notes"). In addition, the Registrant has agreed to issue warrants to purchase in the aggregate up to 800,000 shares of the Registrant's common stock (the "Warrants"). The Warrants will have an initial exercise price of $1.50 and a term of five years. The Notes and Warrants shall be issued in two closings. The first closing shall take place on or before November 15, 2004 and shall consist of $3,300,000 principal amount of Notes. The second closing shall take place no later than December 30, 2004, and shall consist of $1,700,000 principal amount of Notes. For the period beginning on the first closing and ending on the second closing, the Registrant has agreed not to pay more than $250,000 in proceeds from the first closing to satisfy the indebtedness owed to Agilent Financial Services, Inc. ("Agilent") among other conditions. The second closing is conditioned on the Registrant entering into an agreement with Agilent limiting the remaining payments to Agilent to no more than $100,000 per month over a period of sixteen months following the second closing.

The Notes are payable in eight equal quarterly installments. The Notes shall bear interest at an interest rate equal to seven percent (7%) per annum, increasing to eight percent (8%) on July 1, 2005, and ten percent (10%) on April 1, 2006 through the maturity date. The principal and interest payments due may be paid in either shares of the Registrant's common stock, cash or a combination of both. The number of shares of common stock that may be used to pay the quarterly installments is capped at 6,000,000 shares of common stock.

The Registrant also entered into a Registration Rights Agreement with the Purchaser which obligates the Registrant to register the 6,000,000 shares of common stock that may be used to make the quarterly payments and the 800,000 shares of common stock issuable upon exercise of the Warrants. The Registrant is obligated to register such shares with the Securities and Exchange Commission within forty-five (45) days after the first closing.

In the event that the Registrant enters into a definitive agreement relating to any transaction in which the Registrant issues greater than forty percent (40%) of its common stock outstanding or enters into a transaction resulting in a change of control, as such term is defined in the Purchase Agreement (an "Organic Change Transaction"), then the Purchaser's obligation to fund the second closing shall terminate. In the event that the Purchaser has already funded the second closing upon the Organic Change Transaction, then the Purchaser shall have the right to demand cash payment of the amount funded under the second closing.

Under the terms of the Note, in the event that the Registrant shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing, or a proceeding shall be commenced regarding the Registrant, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Registrant or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Registrant or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Registrant and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days, then the oustanding principal balance and accrued interest shall be automatically due and payable.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 9.01. Financial Statements and Exhibits.

See Exhibit Index.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P-Com, Inc.

November 8, 2004	By:	/s/ Daniel W. Rumsey

Name: Daniel W. Rumsey
Title: Acting Chief Financial Officer and Vice-President

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Exhibit Index

Exhibit No.	Description

10.1	Note and Warrant Purchase Agreement, dated November 3, 2004, between P-Com, Inc. and Purchaser
10.2	Registration Rights Agreement, dated November 3, 2004, between P-Com, Inc. and Purchaser
10.3	Form of Promissory Note
10.4	Form of Warrant